Exhibit 99.CODEETH

Exhibit 12(a)(1)

Sarbanes-Oxley Code of Ethics

The Board of the Fund has established this Code in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.  This Code applies to the Fund’s Principal Executive Officer (“President”) and Principal Financial Officer (“Treasurer”) (together, the “Covered Officers”) for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•                  compliance with applicable laws and governmental rules and regulations;

•                  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Fund.  For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.  Under no circumstances should a Covered Officer have any undisclosed or unapproved financial or other business relationship with the Fund or a third party that might impair or might by viewed as impairing the exercise of the Covered Officer’s best judgment with respect to matters involving the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the 1940 Act.  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund.  Each Covered Officer is an employee of the Fund’s Adviser or its affiliates.  The Fund’s and the Adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Adviser, of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund.  Thus, if performed in conformity with the provisions of the 1940 Act, will be deemed to have been handled ethically.  In addition, it is recognized by the Board that the Covered Officers may, from time to time, also be officers or employees of one or more other investment companies covered by this Code or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act.  The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

•                  not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•                  not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; and

•                  not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some relationships that should always be disclosed to the CCO of the Fund, including:

A.            Any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Fund, other than an affiliated service provider or an affiliate of an affiliated service provider.  This disclosure requirement shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 1% of the outstanding securities of the relevant class.

B.            A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with an affiliated service provider or its affiliates.  This disclosure requirement shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 1% of a particular class of security outstanding or (ii) the receipt by an affiliated service provider or its affiliates of research or other benefits in exchange for “soft dollars”.

As a registered investment company, it is of critical importance that the Fund’s public communications, reports, and SEC filings contain full, fair, accurate, timely, and understandable disclosure.  Accordingly, each Covered Officer is expected to consider it central to his or her duties and responsibilities to the Fund to promote full, fair, accurate, timely, and understandable disclosure in the Fund’s public communications and reports, and in the documents that the Fund files with, or submits to, the SEC.  In this regard, the Fund has adopted Disclosure Controls and Procedures that, “under the supervision and oversight” of the Covered Officers, are designed to ensure that all information the Fund is required to disclose in its annual and semi-annual reports filed with the SEC is recorded, processed, summarized and reported within the time periods specified by the SEC under its rules and regulations.

In addition to adhering to the specific requirements set forth in the Fund’s Disclosure Controls and Procedures and all applicable governmental laws, rules and regulations, each Covered Officer shall exercise a high standard of care in complying with the Fund’s Internal Controls, and in preparing and providing all necessary information to make the Fund’s public reports, communications, and SEC filings and submissions complete, fair, and understandable.

Accordingly, each Covered Officer must not knowingly misrepresent or cause others to misrepresent facts about the Fund.  In addition, each Covered Officer must seek to ensure that all of the Fund’s books, records, accounts and financial information, as well as reports produced from those materials:

1.              Are supported by accurate documentation maintained in reasonable detail;

2.              Are recorded in the proper account and in the proper accounting period;

3.              Do not contain any false or intentionally misleading entries;

4.              Fairly and accurately reflect the transactions or occurrences to which they relate; and

5.              Conform to the Fund’s Internal Controls, Disclosure Controls and Procedures, and to all applicable laws, rules and regulations.